FIFTH AMENDMENT TO THE

PENN CAPITAL FUNDS TRUST FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT effective as of June 24, 2021, to the Fund Accounting Servicing Agreement, dated as of October 22, 2015 as amended (the "Agreement"), is entered into by and between PENN Capital Funds Trust, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC d/b/a/U.S. Bank Global Fund Services, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule and the funds list; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

2.	Effective June 24, 2021, Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date on the signature block.

PENN CAPITAL FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James G. Shaw	By:	/s/ Anita M. Zagrodnik
Name: James G. Shaw		Name: Anita M. Zagrodnik
Title: CFO/Treasurer & Secretary		Title: Senior Vice President
Date: 7/22/2021		Date: July 27, 2021

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of PENN Capital Funds Trust

Name of Series

Penn Capital Mid Cap Core Fund

Penn Capital Opportunistic High Income Fund

Penn Capital Special Situations Small Cap Equity Fund Penn Capital Floating Rate Income Fund

Penn Capital Short Duration High Income Fund

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Exhibit B to the Fund Accounting Servicing Agreement - PENN Capital Funds Trust

FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE AND CCO SUPPORT SERVICES FEE SCHEDULE AT JUNE 24, 2021

Annual Fee Based Upon Average Net Assets Per Fund*

[ ] basis points on the first $[ ]

[ ] basis points on the balance

Minimum annual fee: $[ ] year

Additional fee of $[ ] for each additional class beyond the first [ ]

services Included in Annual Fee per Fund

Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting. Advisor Information Source - On-line access to portfolio management and compliance information.

Fund Services Legal Administration (e.g., registration statement update)
Section 15(c} reporting

Electronic Board book portal (BookMark}

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Exhibit B (continued) to the Fund Accounting Servicing Agreement - PENN Capital Funds
Trust

FUND ACCOUNTING ADDITIONAL SERVICES FEE SCHEDULE

Data Services

Pricing Services

■	$[ ] - Domestic Equities , Options, ADRs , Foreign Equities, ,
■	$[ ] - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies , Futures, Options of Futures , Forwards, Currency Rates, Mortgage Backed,
■	$[ ] - CMOs, Municipal Bonds, Money Market Instruments , Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
■	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
■	$[ ]- Bank Loans
■	$[ ] - Swaptions
■	$[ ] - Credit Default Swaps
■	$[ ] per Month Manual Security Pricing (>[ ]per day)

Fair Value Services {Charged at the Complex Levell

11	$[ ] per security on the First [ ] Securities
m	$[ ] per security on the Balance of Securities

NOTE : Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

■	$[ ] per Foreign Equity Security per Month
■	$[ ] per Domestic Equity Security per Month

Factor Services (security paydown factor data)

•	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges {descriptive data for each security)

"	$[ ] per security per month for fund administrative

Miscellaneous Expenses

All other miscellaneous fees and expenses , including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody's, Morningstar GIGS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records , federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g ., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

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